FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of February 3, 2009 (the "Effective Date"), is entered into by and among VESTIN REALTY MORTGAGE II, INC., a Maryland corporation (the "Company"), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as successor trustee to The Bank of New York Trust Company, National Association (the "Trustee"), and, solely as to the provisions of Article III, TABERNA PREFERRED FUNDING VIII, LTD. ("TPF VIII"), TABERNA PREFERRED FUNDING IX, LTD. ("TPF IX") and VESTIN II CAPITAL TRUST I ("Vestin Capital").

RECITALS

WHEREAS, reference is made to the Junior Subordinated Indenture, dated as of June 22, 2007 (the "Original Indenture"), by and between the Company and the Trustee.  Capitalized terms used herein and not defined herein shall have the meanings given to such terms under the Indenture.  The term "Indenture" as used herein shall refer to the Original Indenture, as modified, amended and supplemented by this Supplemental Indenture.

WHEREAS, the parties hereto desire to, among other things, amend the Original Indenture as of the Effective Date upon the terms and conditions set forth herein to, among other things: (a) amend Sections 2.1 and 11.1(a) of the Original Indenture, and amend the form of Junior Subordinated Note, to delete the restriction on the Company's ability to redeem the Securities prior to July 30, 2012 under the Original Indenture; (b) amend Section 5.1 of the Original Indenture to provide that all notice and cure periods of thirty (30) days or greater shall be reduced to fifteen (15) days; (c) amend certain financial covenants as set forth in Section 10.9(a) and Section 10.9(b) of the Original Indenture; (d) amend Section 11.2 of the Original Indenture to provide that any Special Event Redemption be at par; (e) add additional Section 10.12 to the Original Indenture to provide for delivery to Trustee of a letter of credit in the aggregate amount of Five Million Dollars ($5,000,000.00) as additional security for all payment obligations under the Preferred Securities, which letter of credit and any draw thereon and application of the proceeds thereof shall not be subordinated or subject to the terms of any Senior Debt; and (f) amend Section 10.11 of the Original Indenture to provide the holders of the Preferred Securities, including Taberna Capital Management, LLC ("Taberna"), in its capacity as collateral manager for such Holders, with certain broader rights to inspect books and records of the Company and its Affiliates, and the right to meet with management representatives of the Company in connection with the business of the Company and its Affiliates.

WHEREAS, the execution and delivery by the Company of this Supplemental Indenture has been duly authorized by all requisite company action and all other action required to make this Supplemental Indenture a valid and binding instrument has been duly taken and performed.

NOW, THEREFORE, in consideration of the foregoing, the Trustee and the Company are entering into this Supplemental Indenture pursuant to Section 9.2 of the Indenture as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.                      Section 1.1 of the Indenture is amended by adding the following defined terms:

"Eligible Institution"  mean a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least "A-1" by Standard & Poor's Ratings Group, "P-1" by Moody's Investors Service, Inc. and "F-1+" by Fitch IBCA, Inc. in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch IBCA, Inc. and Standard & Poor's Ratings Group and "Aa2" by Moody's Investors Service, Inc.).

"Letter of Credit" means an evergreen, irrevocable, unconditional, transferable, clean sight draft letter of credit in form and substance acceptable to Taberna in favor of the Trustee and entitling the Trustee to draw thereon in either New York, New York or Houston, Texas (whether in person or by facsimile), issued in U.S. Dollars by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

Section 2.                      Additional Event of Default.  Section 5.1 of the Indenture is amended to add an additional Event of Default by (a) deleting the "or" at the end of Section 5.1(e), (b) replacing the "." at the end of Section 5.1(f) with "; or" and (c)  adding the following thereafter:

"(g)           the Company shall have failed in the performance of, or breached, any covenant, warrant or obligation set forth in Section 10.12."

Section 3.                      Notice and Cure Periods.  Sections 5.1 and 5.3 of the Indenture are hereby amended to provide that: (a) the thirty (30) day notice and cure periods set forth in each of Sections 5.1(a), 5.1(c)(i) and Section 5.3(a)(i) of the Indenture and (b) the forty-five (45) day notice and cure period set forth in Section 5.1(c)(ii) of the Indenture, are each hereby amended to substitute such thirty (30) day and/or forty-five (45) day notice and cure period with a fifteen (15) day notice and cure period.

Section 4.                      Financial Covenants.  Each of Section 10.9(a) and Section 10.9(b) of the Indenture is hereby deleted in its entirety and replaced with the following:

"SECTION 10.9.  Financial Covenants.

(a)  The Company shall not permit Tangible Net Worth, at any time from and after September 30, 2008 until Maturity, to be less than the lesser of (i) $150,000,000 or (ii) 2.5 times the then aggregate outstanding principal balance of the Preferred Securities.

(b)  The Company shall not permit, at any time from and after September 30, 2008 until Maturity, the ratio of (i) EBITDA for the period consisting of the preceding four (4) fiscal quarters ending on, or most recently ended prior to, such time to (ii) Interest Expense for such period, to be less than 1.50 to 1 (the "Minimum Coverage"); provided, however, the Minimum Coverage requirement shall be reduced to 1.20 to 1 for the period ending June 30, 2009."

 For the avoidance of doubt, Section 10.9(c) of the Original Indenture shall remain unchanged and the Company shall remain obligated thereunder.

Section 5.                         Inspection Rights.  Section 10.11 of the Indenture is hereby deleted in its entirety and replaced with the following:

SECTION 10.11.  Inspection of Books and Records.   Upon the request of the holders of the Preferred Securities and/or Taberna Capital Management, LLC, the Company shall (a) permit the holders of the Preferred Securities and/or Taberna Capital Management, LLC to examine the books and records of the Company and its Subsidiaries and Affiliates (and to make copies thereof and extracts therefrom) during normal business hours, (b) make management representatives of the Company and its Subsidiaries and Affiliates available to the holders of the Preferred Securities and/or Taberna Capital Management, LLC during normal business hours to discuss such books and records and any other business affairs of the Company and its Subsidiaries and Affiliates as the holders of the Preferred Securities and/or Taberna Capital Management, LLC may reasonably request, and (c) deliver such other instruments and documents with respect to the Company and its Subsidiaries and Affiliates as the holders of the Preferred Securities and/or Taberna Capital Management, LLC may reasonably request.  All requests made by the holders of the Preferred Securities and Taberna Capital Management, LLC pursuant to this Section 10.11 shall provide for reasonable notice under the circumstances, and in any event at least one (1) Business Day's notice.

Section 6.                      Additional Covenant - Letter of Credit.  The following Section 10.12 is hereby added to Article X of the Indenture:

SECTION 10.12.                                           Provisions Regarding Letters of Credit.

(a)           Delivery of Letters of Credit.

(i)           On or prior to the Effective Date, the Company shall deliver to the Trustee a Letter of Credit in the amount of the Five Million Dollars ($5,000,000.00), of which $3,750,000 shall be available to be drawn down at any time after the issuance thereof and the entire remaining balance thereof may be drawn at any time after April 12, 2009.  Subject to the foregoing, the Trustee shall have the right to draw down such Letter of Credit in full or in part as set forth herein.

(ii)           In no event shall (i) the Company be entitled to draw upon any Letter of Credit delivered pursuant to this Indenture or (ii) any Person (including, without limitation, any implied or other third-party beneficiary) other than the Trustee, on behalf of the holders of the Preferred Securities, have any title, right or interest in any Letter of Credit or any proceeds of a draw upon any Letter of Credit.  Upon no less than thirty (30) days' prior written notice to the Trustee, the holders of the Preferred Securities or Taberna Capital Management, LLC may request that the Company replace any Letter of Credit delivered pursuant to this Section 10.12 with one or more substitute Letters of Credit of an equal notional amount from another Eligible Institution; provided, however, that during the first calendar year following the date hereof, if the Company has used all commercially reasonable, good faith efforts to but has been unable to obtain such a replacement Letter of Credit, the Company shall have an additional thirty (30) days to replace the Letter of Credit.

(iii)           Under no circumstances shall the Trustee as beneficiary under any Letter of Credit for the benefit of the holders of the Preferred Securities be required to transfer any Letter of Credit to a second beneficiary.  In the event that the holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities determine that (i) the bank issuing any Letter of Credit shall cease to be an Eligible Institution or (ii) the Trustee should no longer hold any Letter of Credit, either the holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities or the Trustee may require that the existing Letter of Credit be cancelled and that, upon such cancellation or return of the existing Letter of Credit to the Company, one or more new Letters of Credit be issued as directed by the holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities by giving to each of the other parties hereto no less than fifteen (15) days written notice of such requirement.

(b)           Any Letter of Credit delivered under this Indenture shall be security for all payments due and to become due with respect to the Preferred Securities.  Notwithstanding anything to the contrary contained in this Indenture or any documents executed in connection herewith, each Letter of Credit is collateral solely for the benefit of the holders of the Preferred Securities, and no other Person shall have any right, title or interest in any Letter of Credit or any proceeds drawn thereon.  The Trustee shall, notwithstanding any contrary requirement or direction arising or given hereunder (including pursuant to Article XII) or under any documents executed in connection herewith, follow the written direction of the holders of a majority in aggregate principal amount of the outstanding Preferred Securities as set forth herein with respect to any draw on any Letter of Credit and application of any proceeds of such draw and the Trustee shall not have any duty, obligation or right to determine when and if a draw is to be made on any Letter of Credit or how the proceeds of any Letter of Credit will be applied.  Upon notice to Trustee from the holders of a majority in aggregate principal amount of the outstanding Preferred Securities, which notice may be given upon the occurrence of an Event of Default or event that with the giving of notice or passage of time would constitute an Event of Default , the Trustee shall have the right to draw on any Letter of Credit in full or in part, as directed by the holders of a majority in aggregate principal amount of the outstanding Preferred Securities, and to apply all or any part thereof to any amounts then due and owing and/or to become due and owing with respect to the Preferred Securities, as directed solely by the holders of a majority in the aggregate principal amount of the outstanding Preferred Securities.  The Trustee shall give the Company written notice of any such application of funds.

(c)           In addition, the Trustee shall, as directed by the holders of a majority in aggregate principal amount of the outstanding Preferred Securities, draw in full any Letter of Credit:  (i) if the Trustee has received a notice from the issuing bank or the Company that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least five (5) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the issuing bank or the Company that the applicable Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Indenture or a substitute Letter of Credit is provided no later than five (5) Business Days prior to such termination); or (iii) if the Trustee has received notice from either the issuing bank or the Company that the bank issuing any Letter of Credit shall cease to be an Eligible Institution and the Company has not replaced the outstanding Letters of Credit with substitute Letters of Credit from an Eligible Institution within five (5) Business Days of notice to the Company by the holders of a majority in aggregate principal amount of the Preferred Securities.  The Company agrees that it will promptly notify, in writing, the Trustee and the holders of a majority in aggregate principal amount of the Preferred Securities of the occurrence of any event set forth in clause (i), (ii) or (iii) of the preceding sentence. The Trustee shall apply all or any part of the proceeds drawn on any Letter of Credit pursuant to Section 10.12(b).  Notwithstanding anything to the contrary contained in the above, the Trustee shall not be liable for any losses sustained by any Person due to the insolvency of the bank issuing any Letter of Credit.

(d)           Notwithstanding anything to the contrary contained herein, including Article XII, the Company covenants and agrees that (i) each Letter of Credit shall be the independent obligation of the Eligible Institution issuing such Letter of Credit and that the Company has no right, title, or interest in any Letter of Credit whatsoever and (ii) the Trustee shall have the right to draw upon any Letter of Credit as set forth in this Section 10.12 and may apply such proceeds to any amounts then due and owing and/or to become due and owing with respect to the Preferred Securities, as directed by the holders of a majority in aggregate principal amount of the outstanding Preferred Securities and any such draw and application by the Trustee and/or the holders of the Preferred Securities as set forth in this Section 10.12 hereof shall (i) not be subordinate or subject in right of payment to the prior payment in full of any Senior Debt, (ii) be permitted to be made prior to the payment of any Senior Debt even if (A) a default has occurred and is continuing (whether at maturity, by acceleration or otherwise) with respect to any Senior Debt, (B) any Proceeding has been commenced or (C) any other condition exists pursuant to Article XII or otherwise in this Indenture or any other document executed in connection with this Indenture that would, but for this Section 10.12(d), prohibit such draw or application.

Section 7.                      Redemption Provisions.   Each Section 11.1 and Section 11.2 of the Original Indenture is hereby deleted in its entirety and replaced with the following:

 "SECTION 11.1.  Optional Redemption and Mandatory Redemption.

(a)  The Company may, at its option, on any Interest Payment Date, redeem the Securities in whole at any time or in part from time to time, at a Redemption Price equal to one hundred percent (100%) of the principal amount thereof (or of the redeemed portion thereof, as applicable), together, in the case of any such redemption, with accrued and unpaid interest, including any Additional Interest, through but excluding the date fixed as the Redemption Date (the "Optional Redemption Price").

(b)  The Company shall, upon receipt of a Change of Control Election with respect to a Change of Control which occurs after the Interest Payment Date in July 2012, redeem the Electing Securities in whole on a date no more than thirty (30) days after receipt of the Change of Control Election, at a Redemption Price equal to one hundred percent (100%) of the outstanding principal amount thereof, together, in the case of any such redemption, with accrued and unpaid interest, including any Additional Interest, to but excluding the date fixed as the Redemption Date (the "Mandatory Redemption Price").

SECTION 11.2. Reserved.

Section 8.                      Special Event Redemption Deleted. All references in the Indenture to the terms Special Event and Special Redemption Price are hereby deemed deleted from the Indenture.

Section 9.                      Prepayment.  The last sentence of Section 3.1(a) of the Original Indenture, which required that the Company pay to the Holders all Breakage Costs, less Breakage Gains, resulting from any prepayment of principal amount of the Securities prior to the expiration of the Fixed Rate Period, is hereby deleted in its entirety and replaced with the following:

"The Company may, at its option, prepay the principal amount of the Securities in whole at any time or in part from time to time without any prepayment penalties in accordance with the redemption provisions of Article XI."

Section 10.                                Conforming Changes to Form of Security.  The third, fourth and fifth paragraphs of the Form of Reverse of Security set forth in Section 2.1 of the Original Indenture are hereby deleted in their entirety and replaced with the following:

"The Company may, on any Interest Payment Date, at its option, upon not less than thirty (30) days' nor more than sixty (60) days' written notice to the Holders of the Securities (unless a shorter notice period shall be satisfactory to the Trustee) and subject to the terms and conditions of Article XI of the Indenture, redeem this Security in whole at any time or in part from time to time at a Redemption Price equal to one hundred percent (100%) of the principal amount hereof, together, in the case of any such redemption, with accrued interest, including any Additional Interest, through but excluding the date fixed as the Redemption Date."

            Further, the Company shall, upon receipt of a Change of Control Election with respect to a Change of Control which occurs after the Interest Payment Date in July 2012, redeem the Securities in whole on a date no more than thirty (30) days after receipt of the Change of Control Election, at a Redemption Price equal to one hundred percent (100%) of the principal amount thereof, together, in the case of any such redemption, with accrued and unpaid interest, including any Additional Interest, to but excluding the date fixed as the Redemption Date."

ARTICLE II

WAIVER AND CONSENT

Section 1.                      Waiver and Consent.  By execution of this Supplemental Indenture, each of Vestin Capital, as Holder of 100% of the Outstanding Securities, TPF VIII, as Holder of approximately 50% of the aggregate principal amount of the Preferred Securities, and TPF IX, as Holder of approximately 50% of the aggregate principal amount of the Preferred Securities, hereby (a) waives any existing default under Section 10.9(a) and Section 10.9(b) of the Original Indenture prior to the date of this Supplemental Indenture and any such default shall be deemed to have been cured for every purpose under the Indenture and (b) in accordance with Section 9.2 of the Indenture, (i) consents to the Trustee and the Company executing and delivering this Supplemental Indenture, (ii) directs the Trustee to execute and deliver this Supplemental Indenture and (iii) agrees to and does hereby release the Trustee for any action taken or to be taken by the Trustee in connection with its execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith.

Section 2.                      Representations and Warranties.

(a)           Taberna hereby represents and warrants for the benefit of the Company and the Trustee that (i) Taberna has been duly appointed as collateral manager for TPF VIII and TPF IX; (ii) TPF VIII and TPF IX collectively own and are the Holders of all Preferred Securities; (iii) as collateral manager, Taberna has the authority on behalf of the Holders of the Preferred Securities to execute and deliver this Supplemental Indenture and to perform or caused to be performed the obligations of the Holders of the Preferred Securities under this Article II; and (iv) this Supplemental Indenture has been duly and validly executed and delivered by TPF VIII and TPF IX pursuant to all necessary action on their respective parts and is legal, valid and binding upon and enforceable against TPF VIII and TPF IX in accordance with its terms.

(b)           The Company hereby represents and warrants for the benefit of Taberna and the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by the Company and is legal, valid and binding upon and enforceable against the Company in accordance with its terms.

Section 3.                      Each of the Company, TPF VIII and TPF IX agrees that this Supplemental Indenture contains the entire agreement among the Company, TPF VIII and TPF IX set forth in that certain Letter Agreement, dated November 7, 2008 (the "Letter Agreement"), and the entire Letter Agreement is hereby superseded by the terms and conditions of this Supplemental Indenture.

ARTICLE III

MISCELLANEOUS

Section 1.                      The Trustee accepts the trust in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture.  The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.                      Except as hereby expressly modified, the Indenture and the Securities issued thereunder are ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.                      This Supplemental Indenture, including the amendments to the Original Indenture effected hereby, shall become effective as of the Effective Date only upon the satisfaction of the following conditions:  (i) the delivery of a counterpart of this Supplemental Indenture duly executed by the Company, Vestin Capital, the Trustee and TPF VIII and TPF IX, (ii) the delivery of an Opinion of Counsel relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture, (iii) the delivery of an Officer's Certificate relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture; (iv) delivery of a Letter of Credit meeting the requirements of this Indenture, (v) the Company shall have paid the reasonable costs and expenses (including but not limited to legal fees of the Trustee, the holders of the Preferred Securities and Taberna not to exceed Fifty Thousand Dollars ($50,000)) in connection with this Supplemental Indenture and the closing deliveries contemplated herein.

Section 4.                      This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.  The executed counterparts may be delivered by facsimile transmission or by scanned and emailed transmission, which facsimile or scanned copies shall be deemed original copies with originals to follow via overnight courier.

Section 5.                      The laws of the State of New York shall govern this Supplemental Indenture without regard to the conflict of law principles thereof (other than Section 5-1401 of the General Obligations Law).

Section 6.                      In the event of any inconsistency between the terms and provisions of this Supplemental Indenture and the Indenture, the terms and provisions of this Supplemental Indenture shall prevail.

 [Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

VESTIN REALTY MORTGAGE II, INC.,
as Company

By:
Name:
Title:

VESTIN II CAPITAL TRUST I
(as to Article II only)

By:
Name:
Title:

 [Signature Pages to First Supplemental Indenture - Vestin]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

 [Signature Pages to First Supplemental Indenture - Vestin]

TABERNA PREFERRED FUNDING VIII, LTD.
(as to Article II only)

TABERNA PREFERRED FUNDING IX, LTD.
(as to Article II only)

By:	TABERNA CAPITAL MANAGEMENT, LLC, as Collateral Manager

By:
Name:
Title:

 [Signature Pages to First Supplemental Indenture - Vestin]